Exhibit 99.(d)(xi)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 27th day of September, 2022 between Lord, Abbett & Co. LLC (“Lord Abbett”), and Lord Abbett Research Fund, Inc. (the “Company”) with respect to Lord Abbett Growth Opportunities Fund (“Growth Opportunities Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to Growth Opportunities Fund, Lord Abbett agrees for the time period set forth in paragraph 2 below to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding 12b-1 fees, acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.71% for each class other than Class F3 and R6. For the same period, Lord Abbett agrees to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.63% for Class F3 and R6.

2.	This Agreement will be effective from September 16, 2022 through March 31, 2024. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett, and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD, ABBETT & CO. LLC

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

LORD ABBETT RESEARCH FUND, INC.

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller
Vice President and Secretary
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